NEWS RELEASE

BlackBerry Appoints Barry Mainz to its Board of Directors

Waterloo, Ontario – August 27, 2025 – BlackBerry Limited (NYSE: BB; TSX: BB) announced today that it has appointed software executive Barry Mainz to its Board of Directors.

Mr. Mainz is a technology veteran with 30 years of experience in executive leadership, global sales, marketing, product-led growth, and product development. He is the Chief Executive Officer of Forescout Technologies, a global cybersecurity leader, and has previously served as President of Wind River Systems, Chief Operating Officer of Malwarebytes, as well as Chief Executive Officer and director of MobileIron. Mr. Mainz has also served as an Operating Partner at Crosspoint Capital and has held leadership roles, as well as advisory and board positions, at public and private companies such as Mercury Interactive, Makara (acquired by Red Hat), and Sun Microsystems. Mr. Mainz holds a Bachelor of Arts degree in Communications from San Francisco State University.

“We’re very pleased to announce Barry’s appointment and the further strengthening of the BlackBerry board,” said Dick Lynch, Board Chair. “Barry brings to BlackBerry a unique combination of relevant strategic, operating and go-to-market experience from across the security software industry – from embedded software, to network security to unified endpoint management.”

"I’m honored to join the BlackBerry Board of Directors at a moment when the company’s leadership in Secure by Design technologies has never been more critical, said Barry Mainz. “We’re seeing both strong growth in the deployment of high-performance, safety-critical software at the edge and a significant increase in breaches targeting non-traditional connected devices from automotive systems to medical devices to aerospace and defense. BlackBerry’s QNX platform and secure communications expertise is critical in both powering and securing the next wave of these non-traditional connected devices.”

In connection with the appointment of Mr. Mainz, the Board increased the total number of directors to eight, seven of whom are independent directors, including Mr. Mainz.

About BlackBerry
BlackBerry (NYSE:BB)(TSX:BB) provides enterprises and governments the intelligent software and services that power the world around us. Based in Waterloo, Ontario, the company's high-performance foundational software enables major automakers and industrial giants alike to unlock transformative applications, drive new revenue streams and launch innovative business models, all without sacrificing safety, security, and reliability. With a deep heritage in Secure Communications, BlackBerry delivers operational resiliency with a comprehensive, highly secure, and extensively certified portfolio for mobile fortification, mission-critical communications, and critical events management.

For more information, visit BlackBerry.com and follow @BlackBerry.

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